November 7, 2001


Dear Interest Holders,

	This letter is to inform you that Seven Fields Development Company, a Pennsylvania business trust ("Seven Fields"), is terminating its existence and dissolving. We have set forth in this
letter very important information concerning your interest in Seven Fields. The
Deed of Trust which
governs the operation of Seven Fields provides that Seven Fields may be terminated upon a determination by the Trustee of Seven Fields that the business purposes of Seven Fields have been fulfilled. The development efforts of Seven Fields have ceased; no employees remain;
and the one remaining saleable parcel of property is under agreement of sale.  Therefore,
the Trustee has made the determination that Seven Fields should be terminated and liquidated.
The Seven Fields Development Company Liquidating Trust (the
 "Liquidating Trust") has been
established as of October 31, 2001 to facilitate the termination of Seven Fields. Seven Fields is terminating and the Liquidating Trust will provide for the payment of contingent claims while reducing taxes and continuing expenses in connection with the liquidation.

	As of October 31, 2001, the assets of Seven Fields consist of a certain amount of cash, one parcel of saleable real estate and one parcel of real estate with negligible value. On behalf of all of the interest holders, on October 31, 2001, Seven
Fields distributed to the Liquidating Trust all of its remaining assets. Seven Fields ceased all operations and will hold no assets after the distribution to the Liquidating
Trust. The Liquidating Trust will then sell the non-cash assets distributed to it (or, in the case of the real estate with negligible value, dedicate it to an appropriate municipality) and complete the process of distributing to you the existing cash
 and proceeds, if any, from the sale of the non-cash assets.

	As a result of the transfer by Seven Fields of its assets to the Liquidating
Trust, you hold an interest in the Liquidating Trust that is proportionate to your interest in
Seven Fields.  Seven Fields has terminated.  Sometime after
October 31, 2001, most
 likely during November 2001, the Liquidating Trust plans to distribute to you a portion of the cash distributed to the Liquidating Trust by Seven Fields. The cash distribution that you receive will be in proportion to your interest in the Liquidating Trust. The total amount of cash distributed to you will be determined by the Trustee of the Liquidating
Trust after taking into consideration the amount of cash necessary for the Liquidating
 Trust to satisfy its liquidation expenses and any outstanding liabilities of Seven Fields.
 The Liquidating Trust will continue to hold the remaining cash distributed to it by
Seven Fields (and the real estate) and will use that cash to complete the process of terminating Seven Fields. The Trustee of the Liquidating Trust currently intends to retain approximately $1 million in the Liquidating
Trust to provide for contingent
claims, debts, and expenses of liquidation.










	The Liquidating Trust will sell the parcel of saleable land distributed to it by
Seven Fields. At some point following the sale of the parcel of land, the Liquidating Trust may make a second distribution of cash from the sale proceeds to you.  This cash
distribution also will be in proportion to your interest in the Liquidating Trust

	The Liquidating Trust will probably remain in existence for about three years. At the point when the Liquidating Trust has fulfilled its purpose the
Liquidating Trust will make a final distribution of any remaining cash to you.
The final cash distribution also will be in proportion to your interest in the
 Liquidating Trust. The Liquidating Trust will then terminate.

	Your interest in the Liquidating Trust and your entitlement
to receive a pro rata portion of the above described distributions from the
 Liquidating Trust shall be determined according to the books and records of the Liquidating Trust. No certificate will be issued to you to evidence that
interest. Your interest in the Liquidating Trust is inheritable, but not transferable.

	The tax consequences of the distributions made to you in connection with the termination of Seven Fields will vary depending upon your particular circumstances and the particular tax treatment given to your interests by you during the time that you held such interest.  Accordingly,
you should consult with your own tax advisor regarding
 your tax consequences.
With this in mind, following is a general summary of certain federal income tax consequences of the termination of Seven Fields.
  It is included to
provide general information only and does not constitute legal advice to you.

	In general, the distribution by Seven Fields of all of its
remaining assets to the Liquidating Trust for your
 ultimate benefit is
treated as first being made to you, the interest holders, and in turn, contributed by you to the Liquidating Trust. You, therefore, realize an
immediate gain or loss upon the "deemed distribution" to you of the assets of Seven Fields. The "deemed distribution" to you is considered to be a distribution of property to you in exchange for your interests in
Seven Fields. The gain or loss to you is measured by the fair market value of any property that is actually received, if any, plus the fair market value of the assets that you are "deemed" to receive
 (which are
contributed to the Liquidating Trust) over the basis of your interests in Seven Fields. The total of the distributions and deemed distribution will be reported on a 1099-DIV to you in January
 2002. The 1099 will include all distributions made (or deemed made)
during the 2001 calendar year. This 1099 is the last such form you shall receive from us; therefore, you may take your appropriate gain or loss,
subject to your tax professional's advice.


	In this case, the "deemed distribution" to you will
take place on October 31, 2001 and you will recognize any applicable gain or loss as described above. You will not have any further tax consequences on any subsequent distributions from the Liquidating
Trust, such as the anticipated November 2001
 distribution, any
distribution following the subsequent sale of the final parcels of land and the final distribution of any remaining assets.  During

the time that the Liquidating Trust is active, you will receive as taxable income, your share of any taxable income earned by the trust. It is anticipated that such taxable income shall be minimal and shall arise primarily from interest income. Any such income would be reported to you on a Form K-1 at the end of each calendar year.


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	The Liquidating Trust does not intend to file quarterly
reports or proxy
statements with the SEC.  The Liquidating Trust intends to file an abbreviated
annual report with the SEC and send the report to you.

	As you know, Seven Fields has made distributions in the past.
 The accounting records of Seven Fields indicate that certain interest holders who are entitled to such distributions have never received them because they
 have never properly exchanged their old certificates for new ones as a result of the reorganization of Seven Fields Companies in 1995.  In addition, Seven
Fields records indicate that certain interest holders who have received distributions in the form of checks from Seven Fields have not negotiated those checks. Both sets of interest holders remain entitled to the amounts due them under past distributions. It is necessary for
 Seven Fields to make
certain that those amounts are available to those interest
 holders and are no
longer held by the Liquidating Trust. Therefore, as part of the liquidation process of Seven Fields, if you believe you are entitled to any past distribution, please notify the Liquidating Trust. New checks will be issued to the appropriate interest holders whose claims for past dividends are validated by the Liquidating
 Trust. If you are one of the interest holders who receives such a check, the amount of such check will be in addition to your "deemed distribution" from
 Seven Fields as described above.

	We hope that this information is helpful to you.
 In the event
that you have any questions, please contact your tax professional.

		Sincerely yours,



		Lynn Hoffman-Kyle
		Trustee of the Seven Fields Development
		Company Liquidating Trust



















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